UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

WASHINGTON, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the

Securities Exchange Act of 1934

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MARATHON PATENT GROUP INC.

(Name of Registrant as Specified in its Charter)

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On February 7, 2018, Marathon Patent Group, Inc., in connection with its Annual Meeting of Shareholders scheduled to be held on February 8, 2018, issued a press release. A copy of the press release is attached hereto.

Marathon Patent Group Announces Rescheduling of Annual Meeting to March 7, 2018

LOS ANGELES, CA — (Globe Newswire – February 7, 2018) – Marathon Patent Group, Inc. (NASDAQ: MARA) (“Marathon” or “Company”), today announced that its annual meeting of shareholders scheduled for February 8, 2018, was rescheduled due to the lack of a requisite quorum. To date, the Company has received approximately 29% of the total outstanding shares entitled to vote. Only shareholders of record as of the record date of January 11, 2018 are entitled to, and are being requested to, vote and in order to hold the annual meeting, a quorum of 50.1% of our total voting stock as of the record date must be in person or represented by proxy. The date of the annual meeting has been rescheduled for March 7, 2018.

Approximately 95% of the shareholder votes received thus far are in favor of the proposals, but the Company still requires 50.1% of the total shares to vote for a quorum.

The annual meeting will take place on March 7, 2018, at 10:30 a.m. (Eastern Daylight Time) at the offices of Sichenzia Ross Ference Kesner LLP at 1185 Avenue of the Americas, 37th Floor, New York, NY 10036 to allow additional time for the shareholders to vote on the proposals set forth in the Company’s proxy statement filed with the SEC, which is available at https://www.sec.gov/Archives/edgar/data/1507605/000149315218000686/formdef14a.htm.

The Company encourages all shareholders who have not yet voted to do so before March 6, 2018, at 11:59 p.m. (Eastern Daylight Time). Shareholders should follow the instructions printed on their proxy card in order to vote. If you need any assistance in voting your shares, please call our proxy solicitor, Equity Stock Transfer, at (212) 575-5757. You may also vote online at https://www.equitystock.com/shareholders/proxy-voting/marathon-patent-group.

No changes have been made in the proposals to be voted on by shareholders at the annual meeting. The Company’s proxy statement and any other materials filed by the Company with the SEC remain unchanged and can be obtained free of charge at the SEC’s website at www.sec.gov.

About Marathon Patent Group, Inc.

Marathon is an IP licensing company. On November 2, 2017, Marathon announced that it has entered into a definitive purchase agreement to acquire 100% ownership of Global Bit Ventures Inc. (“GBV”), a digital asset technology company that mines cryptocurrencies. The closing of the transaction is subject to obtaining requisite approvals and customary closing conditions. Following the acquisition of GBV, the combined company will focus on the development of GBV’s new business involving the blockchain ecosystem and generation of digital assets. GBV is focused on mining digital assets and intends to add specialized computer equipment and plans to expand its activities to mine new digital assets. To learn more about Marathon Patent Group, visit www.marathonpg.com. To learn more about Global Bit Ventures, visit www.globalbitventures.com.

Forward-Looking Statements

Statements made in this press release include forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended, and Section 21E of the Securities Exchange Act of 1934, as amended, regarding, but not limited to, the amount and use of proceeds the Company expects to receive from the sale of the shares of common stock in the registered direct offering, the closing of the offering and the closing of its acquisition of Global Bit Ventures, Inc. Forward-looking statements can be identified by the use of words such as “may,” “will,” “plan,” “should,” “expect,” “anticipate,” “estimate,” “continue,” or comparable terminology. Such forward-looking statements are inherently subject to certain risks, trends and uncertainties, many of which the Company cannot predict with accuracy and some of which the Company might not even anticipate and involve factors that may cause actual results to differ materially from those projected or suggested. Readers are cautioned not to place undue reliance on these forward-looking statements and are advised to consider the factors listed above together with the additional factors under the heading “Risk Factors” in the Company’s Annual Reports on Form 10-K, as may be supplemented or amended by the Company’s Quarterly Reports on Form 10-Q. The Company assumes no obligation to update or supplement forward-looking statements that become untrue because of subsequent events, new information or otherwise.

CONTACT INFORMATION

Marathon Patent Group, Inc.

Name: Jason Assad

Phone: 678-570-6791

Email: Jason@marathonpg.com